Exhibit 10.1

PRESS RELEASE

Magic Software to Acquire BluePhoenix’s AppBuilder Activity for $17M

Acquisition Offers Significant Technology and Business Synergies

Or Yehuda, Israel, October 31, 2011 – Magic Software Enterprises Ltd. (NASDAQ: MGIC), a global provider of mobile and cloud-enabled application and business integration platforms, and BluePhoenix Solutions (NASDAQ: BPHX), a leading provider of value-driven legacy IT modernization solutions, announced today that they have entered into a definitive agreement under which Magic Software will acquire BluePhoenix’s AppBuilder activity for $17 million. The acquisition is expected to be finalized by mid-December 2011, subject to the fulfillment of certain conditions defined in the acquisition agreement.

AppBuilder is a comprehensive application development infrastructure used by many Fortune 1000 enterprises around the world. This premier enterprise application development environment is a powerful, model-driven tool that enables development teams to build, deploy, and maintain large-scale, custom-built business applications.

Commenting on the acquisition, Guy Bernstein, CEO of Magic Software, said: “The acquisition of AppBuilder will enable Magic Software to further expand and enhance its portfolio of products, strengthening its standing as a global provider of application development platforms. We will develop and invest in all aspects of AppBuilder’s activity, and will increase support for its customers, enabling them to benefit from a powerful vision for the future.”

“This technology-driven acquisition will increase our market share and create new business opportunities by leveraging BluePhoenix’s worldwide customer base of leading, high-end, large enterprises in diverse industries and vertical markets,” continued Guy Bernstein. “The technological and business synergies presented by this acquisition will make an important contribution to Magic Software’s continued growth.”

About Magic Software

Magic Software Enterprises Ltd. (NASDAQ: MGIC) is a global provider of mobile and cloud-enabled application and business integration platforms.

For more information, visit www.magicsoftware.com.

About BluePhoenix Solutions

BluePhoenix Solutions (NASDAQ: BPHX) is the leading provider of value-driven legacy IT modernization solutions to companies from diverse industries and vertical markets, such as automotive, banking and financial services, insurance, manufacturing, and retail. The BluePhoenix portfolio includes a comprehensive suite of tools and services, from global IT asset assessment and impact analysis to automated database and application migration, rehosting, and renewal.

For more information, visit www.bphx.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product conditions, both here and abroad, release and sales of new products by strategic resellers and customers, and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.
Magic is the trademark of Magic Software Enterprises Ltd.

Company Contact:

Amit Birk, VP M&A
Magic Software Enterprises
Tel: +972 (0)3 538 9480
abirk@magicsoftware.com